Exhibit 99.1

National & Retail Trades and First Call

For release: July 8, 2004 at 8:30 AM (EST)

KOHL'S CORPORATION REPORTS JUNE SALES

MENOMONEE FALLS, WI, -- (Business Wire) – July 8, 2004 -- Kohl’s Corporation (NYSE: KSS) reported today that sales for the five-week period ended July 3, 2004 increased 9.8 percent over the five-week period ended July 5, 2003. On a comparable store basis, sales decreased 3.7 percent.

For the 22 weeks ended July 3, 2004, total sales were up 13.2 percent over the 22 weeks ended July 5, 2003.  On a comparable store basis, sales for the 22-week period increased 0.1 percent.

Larry Montgomery, Chairman and CEO of Kohl’s Corporation, stated that, “Although sales were disappointing in June, we remain on track to deliver our previous earnings guidance for the fiscal second quarter of $0.42 to $0.45 per diluted share.”

	Sales Summary ($ in millions)
	Fiscal Period Ended		% Inc. - This Year
	July 3,	July 5,	All	Comp
	2004	2003	Stores	Stores

June	$ 909.6	$ 828.7	9.8%	-3.7%
Year-to-Date	$4,105.6	$3,625.4	13.2%	0.1%

As of July 3, 2004, the Company operated 589 stores in 38 states, compared with 492 stores in 34 states at the same time last year. The Company will open approximately 48 stores in the third quarter of fiscal 2004, including entries into the San Francisco, CA market with 11 stores and the Salt Lake City, UT market with five stores. In total, the Company plans to open approximately 95 stores in fiscal 2004.

Comments regarding the Company’s sales results will be provided in a pre-recorded telephone message.  This message is accessible by calling (402) 220-0820 and will be available for 36 hours.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described on Exhibit 99.1 to Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations Contact:

Wes McDonald, Chief Financial Officer, (262) 703-1893

Public Relations Contact:

Vicki Shamion, Director of Public Relations, (262) 703-1464

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